UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2026

Abpro Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41224	87-1013956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Summit Drive Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

339-227-5961

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Shares of Common Stock, par value $0.0001 per share	ABP	Delisted from Nasdaq; trading on OTC Pink Ltd. tier as of February 23, 2026
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $114.90	ABPWW	Delisted from Nasdaq; trading on OTC Pink Ltd. tier as of February 23, 2026

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2026, Miles Suk provided notice of his voluntary resignation from his position as the Chief Executive Officer to the Board of Directors of Abpro Holdings, Inc. (the “Company”), effective on such date.

Mr. Suk’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Suk will continue to serve as a member of the Company’s Board of Directors following his resignation as Chief Executive Officer.

The Board of Directors has appointed Mr. M. Fatih Karatas, 47, to serve as Interim Chief Executive Officer of the Company, effective August 25, 2026. Mr. Karatas is a seasoned executive financial leader with over 20 years of experience in global finance, investment management, and technology sectors. He currently serves as Managing Director at AIS Advisors in San Francisco, where he directs investments in technology and industrial companies and provides strategic financial guidance to institutional clients. Prior to his current role, Mr. Karatas was Founder, CFO/COO of SAASPASS, an enterprise SaaS platform, where he led financial operations, product management, and capital raising strategies. Previously, Mr. Karatas served as Head of Wealth Management at QInvest in Doha, Qatar, where he launched and managed the Wealth Management division, established operational and regulatory infrastructure, and structured investment offerings for institutional and high-net-worth clients. He also held leadership positions at UBS AG in Zurich, Switzerland, including Global Head of Commodities and Hedge Fund Investment Committee Voting Member, overseeing portfolio management for specialized funds and directing global allocation strategies for assets exceeding $130 billion. Mr. Karatas has extensive experience in P&L management, capital raising, M&A due diligence, governance, and compliance, having raised over $15 billion in assets under management and generated more than $20 billion in investor profits. He has built and scaled multiple business units, implemented advanced analytics frameworks, and established performance management systems that significantly improved productivity.

Mr. Karatas holds a Dual MBA & MA in Big Data and Business Intelligence from Universidad Isabel I, an Executive Leadership Development certificate from UBS Leadership Institute, and a BA in Economics from Wesleyan University. He is recognized for his expertise in portfolio management, governance, investment and capital markets, strategic finance, and technology-driven business models.

There are no arrangements or understandings between Mr. Karatas and any other person pursuant to which Mr. Karatas was appointed as Interim Chief Executive Officer (“CEO”). There are no family relationships between Mr. Karatas and any director or executive officer of the Company, and there are no related-party transactions requiring disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Karatas will be serving as Interim Chief Executive Officer without compensation relating to the interim CEO position for a period of three months, after which time a compensatory arrangement may be reached, if any.

In connection with Mr. Suk’s resignation as Chief Executive Officer, the Company terminated Mr. Suk’s consulting agreement with the Company. Mr. Suk is entitled to continued payment of his $300,000 annual consulting fee by the Company for 60 days after such termination on a pro-rata basis. As a result, the Company will be obligated to pay Mr. Suk approximately $50,000 in compensatory payments during the 60-day period beginning August 19, 2026. Except for standard directors’ fees for so long as he remains a director of the Company, the Company has no other compensatory obligations to Mr. Suk.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABPRO HOLDINGS, INC.

By:	/s/ Fatih Karatas
Name:	Fatih Karatas
Title:	Interim Chief Executive Officer

Date:	August 25, 2026

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